Updating Summary Prospectus dated May 1, 2021 For Current Policy Owners

PRINCIPAL® FLEXIBLE VARIABLE LIFE
FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

Issued by Principal Life Insurance Company through its
Principal Life Insurance Company Variable Life Separate Account

You should read this Updating Summary Prospectus carefully, particularly the section titled Important Information about the Policy. This Updating Summary Prospectus is only for the use of current Policy Owners.
This Updating Summary Prospectus is being mailed to you instead of the longer statutory prospectus that was mailed to you in the past. The statutory prospectus is also available to you and contains more information about the Policy, including its features, benefits, and risks. You can find the current statutory prospectus, Statement of Additional Information ("SAI"), and other information about the Policy, as well as information about the Underlying Funds online at [website]. You can also obtain this information at no cost by calling 1-800-247-9988 or by sending an email request to [email address]. For additional questions about your Policy, please contact your registered representative.
Additional information about certain investment products, including variable life insurance policies, has been prepared by the Securities and Exchange Commission’s ("SEC's") staff and is available at Investor.gov.
The SEC has not approved or disapproved this Policy or passed upon the adequacy of this Updating Summary Prospectus. Any representation to the contrary is a criminal offense.
Beginning on January 1, 2021, as permitted by regulations adopted by the SEC, paper copies of the annual and semi-annual shareholder reports for Underlying Funds available as investment options under your life insurance policy or annuity contract will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company or from your financial intermediary. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report. If you already elected to receive such reports electronically, you will not be affected by this change, and you do not need to take any action. If you have not previously elected electronic delivery, you may elect to receive reports and other communications from the Company electronically by following the instructions provided by the Company. You may elect to receive all future reports in paper free of charge. If you wish to continue receiving paper copies of the reports, you can inform the Company by calling 1-800-247-9988 if you have a life insurance policy or 1-800-852-4450 if you have an annuity contract. Your election to receive reports in paper will apply to all Underlying Funds available as investment options under your life insurance policy or annuity contract.

Updating Summary Prospectus Contents

Special Terms/Glossary	2
Updated Information about Your Policy	3
Important Information You Should Consider about the Policy	3
Appendix: Underlying Funds Available under the Policy	6

Special Terms/Glossary

Company – Principal Life Insurance Company.
Data Pages – the pages of the Policy which contain information specific to you and the Policy. Current or revised Data Pages may be sent to you from time to time which reflect the current status of your Policy.
Division – a part of the Separate Account which invests in shares of a corresponding Underlying Fund.
Face Amount  – the amount used to determine the death benefit.
Insured – the person named as the insured on the Data Pages.
Loan Account – the part of the Policy Value that reflects the Loan Indebtedness (if you have taken out a loan).
Loan Indebtedness – the amount of any policy loan and unpaid loan interest.
Monthly Date – the day of the month which is the same day as the Policy Date. For example, if the Policy Date is September 5, 2005, the first Monthly Date is October 5, 2005.
Monthly Policy Charge – the amount subtracted from the Policy Value on each Monthly Date.
Net Amount at Risk – the amount upon which the cost of insurance charges are based.
Net Surrender Value – Surrender Value minus any Loan Indebtedness.
Owner – the person, including joint owner, who owns all the rights and privileges of this Policy.
Policy Date – the date from which Monthly Dates, Policy Years and Policy anniversaries are determined.
Policy Value (also known as the accumulated value) – an amount equal to the Division value(s) plus any Loan Account value.
Policy Year – the one-year period beginning on the Policy Date and ending one day before the Policy anniversary and any subsequent one year period beginning on a policy anniversary. For example, if the Policy Date is September 5, 2005, the first Policy Year ends on September 4, 2006.
Surrender Value – Policy Value minus any surrender charge.
Underlying Fund – a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.
Unit – the accounting measure used to calculate the value of each Division.
you – the Owner of the Policy.

Updated Information about Your Policy
This is a summary of certain Policy features that have changed since the Statutory Prospectus dated May 1, 2020. This may not reflect all of the changes that have occurred since you entered into your Policy.
Portfolio Companies
•[to be added by amendment]
Important Information You Should Consider about the Policy
An investment in the Policy is subject to fees, risks, and other important considerations, some of which are briefly summarized in the following table. You should review the entire statutory prospectus for additional information about these topics.

FEES AND EXPENSES
Location in Statutory Prospectus - SUMMARY: FEE TABLES and CHARGES AND DEDUCTIONS
Please refer to your Data Pages for information about the specific fees you will pay based upon the options you have elected.
Charges for Early Withdrawals
Maximum Deferred Surrender Charge deducted from proceeds upon full surrender of Policy or termination of Policy for insufficient value	Guaranteed Maximum: $26.96 per $1,000 of Face Amount
If you fully surrender your Policy within ten years of the Policy Date or a Face Amount increase, a surrender charge is imposed. For example, if you make an early withdrawal, you could pay a maximum surrender charge of up to $2,696 on a Policy with a Face Amount of $100,000. Surrender charges decline over time.
Transaction Fee on Partial Surrenders deducted from each partial surrender	The lesser of $25 or 2% of the amount surrendered.
Transaction Charges
Maximum Sales Charge	5.00% of each premium paid
Taxes (federal, state and local)	2.00% of each premium paid
Transfer Fee deducted upon each transfer after the 4th transfer in a Policy Year.	The Company currently does not charge a transfer fee. The Guaranteed Maximum is $25 per transfer.
Ongoing Fees and Expenses
On the Policy Date and each Monthly Date thereafter, we deduct a monthly charge from the Policy Value in the Divisions (but not your Loan Account).
The monthly deduction is made up of:
•cost of insurance charge (Guaranteed Maximum of $83.33 per $1,000 of net amount at risk);
•monthly administration charge of $5 per month;
•net policy loan charge of 2.0% of any loan balance per year;
•any charge for an optional insurance benefit added by rider(s); and
•any additional charges shown on the Data Pages.

Mortality and Expense Risk Charge, deducted monthly	equivalent to 0.75% of the Policy Value per year
Total annual Underlying Fund operating expenses (expenses that are deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees and other expenses) as of December 31, 2020	Minimum 0.25% Maximum 1.40%

PRINCIPAL RISKS OF INVESTING IN THE POLICY
Location in Statutory Prospectus - PRINCIPAL RISKS OF INVESTING IN THE POLICY
Risk of Loss	You can lose money by investing in a Policy.
Not a Short-Term Investment	The Policy is not a short-term investment and is not appropriate for an investor that needs ready access to cash. If you take a withdrawal, any surrender charge will reduce the value of your Policy.
Risks of Underlying Funds	An investment in the Policy is subject to the risk of poor investment performance and can vary depending on the performance of the Underlying Funds. Each Underlying Fund has its own unique risks. A comprehensive discussion of the risks of each Underlying Fund may be found in the Underlying Fund’s prospectus. As with all mutual funds, as the value of an Underlying Fund’s assets rise or fall, its share price changes. If you sell your Units in a Division (each of which invests in an Underlying Fund) when their value is less than the price you paid, you will lose money.
Insurance Company Risks	The Company's general obligations and any guaranteed benefits under the Policy are supported by our general account (and not by the separate account) and are subject to the Company's claims-paying ability. For more information about the Company's financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of the Underlying Funds.
Contract Lapse	When the Policy lapses, it terminates with no value and no longer provides any life insurance benefit upon the death of the Insured. Poor investment performance, partial surrenders, or policy loans may increase the risk of lapse. If your Policy lapses, you can only reinstate it under certain conditions, including making certain payments.

RESTRICTIONS
Location in Statutory Prospectus - PRINCIPAL RISKS OF INVESTING IN THE POLICY and GENERAL DESCRIPTION OF THE POLICY - Reservation of Rights
State Variations	Not all the benefits, programs, features and investment options described in the prospectus are available or approved for use in every state.
Limitations on Access to Surrender Value
Partial Surrenders: You may make two partial surrenders in a Policy Year. The minimum amount of a partial surrender is $500. The total of the amount(s) surrendered may not be greater than 50% of the current Net Surrender Value. A transaction fee is imposed. The death benefit will be reduced by the amount of the partial surrender and the transaction charge.

Full Surrenders: If the full surrender is within ten years of the Policy Date or a Face Amount increase, a surrender charge is imposed. If you reinstate your Policy and then it is fully surrendered, a surrender charge may be imposed. The number of Policy Years is calculated from the original Policy Date through the surrender date - excluding the period during which the Policy was terminated.

Deletion or Substitution of Investments
Examples of the changes we may make to the Divisions related to Underlying Funds available as investment options include: transferring assets in any Division to another Division; adding, combining or eliminating Divisions; or substituting the shares of a Division for shares in another Division. Changes are made only to the extent and in the manner permitted by applicable laws. When required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority. Approvals are not required in all cases.

TAXES
Location in the Statutory Prospectus - TAX ISSUES RELATED TO THE POLICY
You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the Policy. There is no additional tax benefit to you if the Policy is purchased through a tax-qualified plan or individual retirement account (IRA), and withdrawals will be subject to ordinary income tax and may be subject to tax penalties.

CONFLICTS OF INTEREST
Location in Statutory Prospectus - PRINCIPAL RISKS OF INVESTING IN THE POLICY and GENERAL PROVISIONS
Compensation related to Underlying Funds	When selecting Underlying Funds, among other considerations, we consider the amount of compensation that we and our affiliates may receive from the Underlying Funds, their advisers, sub-advisers, or their distributors, which can be significant. Such compensation may also increase the cost of your investment in an Underlying Fund. Additionally, we offer certain Underlying Funds at least in part because they are managed by an affiliate.
Investment Professional Compensation	The Company pays compensation to broker-dealers, financial institutions and other parties for the sale of the Policy, including commissions on premiums paid on the Policy. The Company and/or its affiliates may also pay other amounts such as marketing allowances, expense reimbursements and education payments. Such compensation may influence the financial intermediary or sales representative to recommend the purchase of this Policy over competing policies or over other investment options. You may ask your sales representative about these differing interests and the compensation paid to your representative and such representative's broker-dealer for soliciting applications for the Policy.
Exchanges	Some financial representatives may have a financial incentive to offer a new policy in place of the one you already own. You should only exchange an existing Policy if you determine, after comparing the features, fees and risks of both policies, that it is preferable to purchase the new policy rather than continue to own an existing Policy.

Appendix: Underlying Funds Available under the Policy
The following is a list of Underlying Funds currently available under the Policy, which is subject to change. Before you invest, you should review the prospectuses for the Underlying Funds, as may be amended from time to time. These prospectuses contain more information about the Underlying Funds and their risks. You can find the prospectuses and other information about the Underlying Funds online at [website]. You can also request this information at no cost by calling [phone number] or by sending an email request to [email].
The current expenses and performance information below reflects fees and expenses of the Underlying Funds, but does not reflect the other fees and expenses that your Policy may charge. Expenses would be higher and performance would be lower if these charges were included. Each Underlying Fund’s past performance is not necessarily an indication of future performance.
In some cases, the current expense ratio reflects expense reimbursements and/or fee waiver arrangements reported in the Underlying Fund’s registration statement. Such arrangements may be terminated, and therefore, reflect temporary fee reductions.

Fund Company and Fund Name and Class	Fund Type	Advisor/Sub-Advisor	Current Expense Ratio	Average Annual Total Returns
				1 yr	5 yr	10 yr
American Century VP Income & Growth - Class I	Large US Equity	American Century Investment Management, Inc.
American Century VP Inflation Protection - Class II	Inflation-Protected Bond
American Century VP Mid Cap Value - Class II	Small/Mid US Equity
American Century VP Ultra - Class I	Large US Equity
American Century VP Value - Class II	Large US Equity
American Funds Insurance Series Blue Chip Income and Growth - Class 2	Large US Equity	Capital Research and Management Company
American Funds Insurance Series Global Balanced - Class 2	Asset Allocation
American Funds Insurance Series Growth - Class 2	Large US Equity
American Funds Insurance Series International - Class 2	International Equity
American Funds Insurance Series New World - Class 2	International Equity
BNY Mellon IP MidCap Stock - Service Class	Small/Mid US Equity	BNY Mellon Investment Adviser, Inc./Mellon Investments Corp
Calvert VP S&P 500 Index (not available to new investors after 4/25/2014)	Large US Equity	Calvert Research and Management/Ameritas Investment Partners, Inc.
ClearBridge Mid Cap - Class I	Small/Mid US Equity	ClearBridge Investments, LLC/Legg Mason Partners Fund Advisor, LLC
Delaware VIP Small Cap Value - Service Class	Small/Mid US Equity	Delaware Management Company
Delaware VIP SMID Cap Core - Service Class	Small/Mid US Equity
DWS Small Mid Cap Value - Class B	Small/Mid US Equity	DWS Investment Management Americas Inc

Fund Company and Fund Name and Class	Fund Type	Advisor/Sub-Advisor	Current Expense Ratio	Average Annual Total Returns
				1 yr	5 yr	10 yr
Fidelity VIP Contrafund - Initial Class	Large US Equity	Fidelity Management and Research Co
Fidelity VIP Equity-Income - Initial Class	Large US Equity
Fidelity VIP Extended Market Index - Service Class 2	Small/Mid US Equity	Fidelity Management & Research Co/Geode Capital Management, LLC and FMR Co., Inc.
Fidelity VIP Gov't Money Market - Service Class	Short-Term Fixed Income	Fidelity Management and Research Co
Fidelity VIP Growth - Service Class 2	Large US Equity
Fidelity VIP High Income - Initial Class	Fixed Income
Fidelity VIP International Index - Service Class 2	International Equity	Fidelity Management & Research Co/Geode Capital Management, LLC and FMR Co., Inc.
Fidelity VIP Total Market Index - Service Class 2	Asset Allocation
Franklin Templeton VIP Trust - Franklin Small Cap Value VIP - Class 2	Small/Mid US Equity	Franklin Mutual Advisors, LLC
Franklin Templeton VIP Trust - Templeton Global Bond VIP - Class 2	Fixed Income	Franklin Advisers, Inc.
Invesco VI American Franchise - Series I	Large US Equity	Invesco Advisers, Inc.
Invesco VI American Value- Series I	Small/Mid US Equity
Invesco VI Core Equity- Series I	Large US Equity
Invesco VI Health Care- Series I	Other-Health
Invesco VI Mid Cap Core Equity- Series II	Small/Mid US Equity
Invesco VI Mid Cap Growth- Series I	Small/Mid US Equity
Invesco VI Small Cap Equity- Series I	Small/Mid US Equity
Invesco VI Technology- Series I	Other-Technology
Janus Henderson Series Enterprise- Service	Small/Mid US Equity	Janus Capital Management LLC
Janus Henderson Series Global Technology and Innovation - Service	Other-Technology
Lord Abbett Series Fund Developing Growth- Class VC	Small/Mid US Equity	Lord, Abbett & Co, LLC
MFS Blended Research Small Cap Equity- Service Class	Small/Mid US Equity	Massachusetts Financial Services Company
MFS Mid Cap Value- Service Class	Small/Mid US Equity
MFS New Discovery- Service Class	Small/Mid US Equity
MFS New Discovery Value - Service Class	Small/Mid US Equity
Principal Variable Contracts Funds ("PVC") Core Plus Bond- Class 1	Fixed Income	Principal Global Investors
PVC Diversified Balanced- Class 1	Asset Allocation
PVC Diversified International- Class 1	International Equity
PVC Equity Income- Class 1	Large US Equity
PVC Government & High Quality Bond- Class 1	Fixed Income
PVC International Emerging Markets- Class 1	International Equity

Fund Company and Fund Name and Class	Fund Type	Advisor/Sub-Advisor	Current Expense Ratio	Average Annual Total Returns
				1 yr	5 yr	10 yr
PVC LargeCap Growth I- Class 1	Large US Equity	Principal Global Investors/T. Rowe Price Associates, Inc. and Brown Advisory, LLC
PVC LargeCap S&P 500 Index- Class 1	Large US Equity	Principal Global Investors
PVC MidCap- Class 1	Small/Mid US Equity
PVC Principal Capital Appreciation- Class 1	Large US Equity
PVC Principal LifeTime 2010- Class 1	Asset Allocation
PVC Principal LifeTime 2020- Class 1	Asset Allocation
PVC Principal LifeTime 2030- Class 1	Asset Allocation
PVC Principal LifeTime 2040- Class 1	Asset Allocation
PVC Principal LifeTime 2050- Class 1	Asset Allocation
PVC Principal LifeTime 2060- Class 1	Asset Allocation
PVC Principal LifeTime Strategic Income- Class 1	Asset Allocation
PVC Real Estate Securities- Class 1	Small/Mid US Equity
PVC SAM Balanced- Class 1	Asset Allocation
PVC SAM Conservative Balanced- Class 1	Asset Allocation
PVC SAM Conservative Growth- Class 1	Asset Allocation
PVC SAM Flexible Income- Class 1	Asset Allocation
PVC SAM Strategic Growth- Class 1	Asset Allocation
PVC Short-Term Income- Class 1	Short-Term Fixed Income
PVC SmallCap- Class 1	Small/Mid US Equity
Putnam VT Growth Opportunities- Class 1B	Large US Equity	Putnam Investment Management LLC
TOPS Managed Risk Balanced ETF- Class 2	Asset Allocation	Milliman Financial Risk Management, LLC/ ValMark Advisers, Inc.
TOPS Managed Risk Growth ETF- Class 2	Asset Allocation
TOPS Managed Risk Moderate Growth ETF- Class 2	Asset Allocation
VanEck VIP Global Hard Assets- Class S	Other-Natural Resources	Van Eck Associates Corp
Wanger International	International Equity	Columbia Wanger Asset Management, LLC
Wells Fargo VT Index Asset Allocation- Class 2	Asset Allocation	Wells Capital Management Incorporated/Wells Fargo Funds Management, LLC
Wells Fargo VT Omega Growth- Class 2	Large US Equity

This Updating Summary Prospectus incorporates by reference the Statutory Prospectus and Statement of Additional Information (SAI) for the Policy, both dated May 1, 2021, as amended or supplemented, which are available online at [website], by calling 1-800-247-9988, or by sending an email request to [email address].

Principal® Flexible Variable Life
Investment Company Act File No. 33-13481